UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2024

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sale of Equity Securities

As previously reported, on September 10, 2024, Liquidia Corporation, a Delaware corporation (the “Company”), entered into a common stock purchase agreement (the “Purchase Agreement”) with funds managed by Caligan Partners LP (collectively, the “Purchasers”), a fund controlled by David Johnson, a director of the Company in connection with the previously announced private sale of 1,123,595 unregistered shares (the “Private Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), in a private placement at a purchase price of $8.90 per share for an aggregate investment amount of approximately $10.0 million (the “Private Placement”). As previously reported, in connection with the Private Placement, on September 10, 2024, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers. The Private Placement closed on September 12, 2024.

The issuance of the Private Shares in the Private Placement described above was made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D under the Securities Act.

Item 8.01	Other Events.

As previously reported, on September 11, 2024, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. (“Representative”), as representative of the several underwriters named therein (collectively, the “Underwriters”), in connection with its previously announced sale of 6,460,674 shares (the “Public Shares”) of the Company’s Common Stock, pursuant to a registration statement on Form S-3 (File No. 333-276244), filed with the United States Securities and Exchange Commission (the “SEC”) on December 22, 2023, subsequently amended on December 28, 2023, and declared effective by the SEC on January 3, 2024, and the prospectus contained therein, as supplemented by the prospectus supplement dated September 11, 2024 (the “Prospectus Supplement”), in an underwritten registered public offering at an offering price of $8.90 per Public Share (the “Public Offering”) for gross proceeds of approximately $57.5 million (before deducting underwriting discounts, commissions and expenses). The Public Offering closed on September 12, 2024.

As previously reported, on September 11, 2024 (the “Effective Date”), Liquidia Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, entered into a Fifth Amendment (the “Fifth Amendment”) to that certain Revenue Interest Financing Agreement, dated January 9, 2023, with HealthCare Royalty Partners IV, L.P. (“HCR”) (as amended, the “RIFA”). Pursuant to the terms and conditions of the Fifth Amendment, the additional funding of $32.5 million under the second tranche of the RIFA would be funded by HCR to the Company not later than two (2) business days after the Company provides reasonable written notice to HCR that the Company has received aggregate gross proceeds of not less than $50.0 million in connection with the sale of the Company’s Common Stock in one or more transactions consummated on or after the Effective Date, but prior to close of business on September 16, 2024 (the “Funding Condition”). Upon the closing of the Public Offering and the Private Placement on September 12, 2024, the Funding Condition has been satisfied.

Copies of the Underwriting Agreement, the Purchase Agreement, the Registration Rights Agreement and the Fifth Amendment are attached as Exhibits 1.1, 10.1, 10.2 and 10.3 hereto, respectively, and are each incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement, the Purchase Agreement, the Registration Rights Agreement and the Fifth Amendment do not purport to be complete and are qualified in their entirety by reference to such exhibits, respectively. The provisions of the Underwriting Agreement, the Purchase Agreement, the Registration Rights Agreement and the Fifth Amendment, including the representations and warranties contained therein, respectively, are not for the benefit of any party other than the parties to such agreement, respectively, and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

A copy of the legal opinion and consent of DLA Piper LLP (US) relating to the Public Offering is attached as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit

1.1	Underwriting Agreement by and between Liquidia Corporation and BofA Securities, Inc., as representative of the underwriters named therein, dated September 11, 2024.
10.1	Common Stock Purchase Agreement by and among Liquidia Corporation and the Purchasers, dated September 10, 2024.
10.2	Registration Rights Agreement by and among Liquidia Corporation and the Purchasers, dated September 10, 2024.
10.3*	Fifth Amendment to Revenue Interest Financing Agreement, dated as of September 11, 2024, by and between Liquidia Technologies, Inc. and Healthcare Royalty Partners IV, L.P.
5.1	Opinion of DLA Piper LLP (US).
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

* Certain terms have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as they are both not material and of the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 12, 2024	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name: Title:	Michael Kaseta Chief Financial Officer